Exhibit d.(i).b

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement (this "Amendment") is made and entered into on April 24, 2017 by and between Lattice Strategies Trust, a Delaware statutory trust organized on April 15, 2014 (the "Trust"), on behalf of its series listed on Schedule A attached hereto (each a "Fund" and collectively, the "Funds"), and Lattice Strategies LLC, a Delaware limited liability company (the "Advisor").

WHEREAS, the Trust and the Advisor entered into that certain Investment Advisory Agreement dated July 29, 2016 (the "Advisory Agreement");

WHEREAS, the Trust and the Advisor entered into an amendment to that certain Investment Advisory Agreement effective January 1, 2017;

WHEREAS, the Trust and the Advisor desire to further amend the Advisory Agreement to apply such Advisory Agreement to newly formed Funds; and

WHEREAS, capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Advisory Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows, in each case effective as of the date hereof:

1.	Schedule A to the Advisory Agreement is hereby deleted and replaced with the new Schedule A attached to this Amendment, which contains the following newly formed Funds:

a.       Hartford Multifactor Low Volatility International Equity ETF; and

b.       Hartford Multifactor Low Volatility US Equity ETF.

2.	All other provisions of the Advisory Agreement remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and the year first written above:

LATTICE STRATEGIES TRUST	LATTICE STRATEGIES LLC

/s/ Albert Lee	/s/ Walter Garger
By: Treasurer	By:

SCHEDULE A

to

INVESTMENT ADVISORY AGREEMENT

Name of Fund	Fee Rate
Hartford Multifactor Developed Markets (ex-US) ETF	0.39%
Hartford Multifactor Emerging Markets ETF	0.59%
Hartford Multifactor US Equity ETF	0.29%
Hartford Multifactor Global Small Cap ETF	0.55%
Hartford Multifactor REIT ETF	0.45%
Hartford Multifactor Low Volatility US Equity ETF	0.29%
Hartford Multifactor Low Volatility International Equity ETF	0.39%

As Amended, Effective April 24, 2017